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Consent of Independent Registered Public Accounting Firm

Provident Bank 401(k) Plan
Iselin, NJ

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-103041) of Provident Bank of our report dated June 28, 2024, relating to the financial statements and supplemental schedule of Provident Bank 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2023.

June 28, 2024

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

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